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                                                                      EXHIBIT 21


                                 SUBSIDIARIES OF
                              THE CLOTHESTIME, INC.



         Name                                        State of Incorporation
         ----                                        ----------------------

1.       MRJ Industries, Inc.                               Delaware

2.       Clothestime Acquisition Corporation                Delaware

3.       Clothestime Insurance Company                      Vermont

4.       Clothestime International, Inc.                    Delaware

5.       Clothestime Investment, Inc.                       Delaware

6.       Clothestime Stores, Inc.                           Delaware